Exhibit 10.6

FORM OF KEY EMPLOYEE SEVERANCE

AGREEMENT FOR EXECUTIVE OFFICERS

The attached form is identical for the following

Executive Officers:

Paul Weaver

Michael Barker

Jonathan R. West

Brian K. Fike

Douglas Iverson

KEY EMPLOYEE

SEVERANCE AGREEMENT

This Agreement is entered into as of the 1st day of December, 2007, by and between the FEDERAL HOME LOAN BANK OF INDIANAPOLIS, a corporation organized under the laws of the United States (the “Bank”) and _______________ (the “Executive”).

WHEREAS, the Bank recognizes the valuable services that the Executive will provide and desires to be assured that the Executive will continue her active participation in the business of the Bank; and

WHEREAS, the Executive desires assurance that, in the event of any consolidation, change in control or reorganization of the Bank, she will continue to have the responsibility and status she has earned, either with the Bank or with a successor to the Bank;

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, the Bank and the Executive hereby agree as follows:

1. Definitions.

“Bank” shall mean the Federal Home Loan Bank of Indianapolis and any other entity within the definition of “Bank” in Section 6(a) hereof.

“Cause” shall mean (i) the continued failure of the Executive to perform her duties with the Bank (other than any such failure resulting from Disability), after a demand for performance, pursuant to a resolution of the Bank’s Board of Directors, is delivered to the Executive by the Chair of the Board of Directors of the Bank, which specifically identifies the manner in which the Executive has not performed her duties, (ii) the personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses); or (iii) the removal of the Executive for cause by the Federal Housing Finance Board pursuant to 12 U.S.C. 1422b(a)(2), or by any successor agency to the Federal Housing Finance Board pursuant to a similar statute.

“Compensated Termination” shall have the meaning set forth in Section 2(a).

“Disability” shall mean, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from her duties with the Bank for an aggregate of twelve (12) out of fifteen (15) consecutive months and, within thirty (30) days after a Notice of Termination is thereafter given by the Bank to the Executive, the Executive shall not have returned to the full-time performance of the Executive’s duties.

“Good Reason” shall mean any of the following:

(a) during the period (1) beginning with the earliest to occur of the following three dates, as applicable: (A) twelve (12) months prior to the execution of a definitive agreement regarding a Reorganization of the Bank or (B) if a Reorganization has been mandated by federal statute, rule, regulation or directive, twelve (12) months prior to the effective date of such Reorganization or (C) twelve (12) months prior to the adoption of a plan or proposal for the liquidation or dissolution of the Bank, and (2) ending twenty-four (24) months after the effective date of such Reorganization,

(i)	a material change in the Executive’s status, position, job title or principal duties and responsibilities as a key employee of the Bank which does not represent a promotion from the Executive’s status and position as in effect as of the date hereof (“Position”), or

(ii)	the assignment to the Executive of any duties or responsibilities (or removal of any duties or responsibilities), which assignment or removal is materially inconsistent with such Position, or

(iii)	any removal of the Executive from such Position (including, without limitation, all demotions and harassing assignments), except in connection with the termination of the Executive’s employment for Cause or Disability, or as a result of the Executive’s death;

(b) within twenty-four (24) months after the effective date of a Reorganization of the Bank, (a) a reduction by the Bank in the Executive’s base salary as in effect immediately prior to such Reorganization, or (b) the Bank’s (or its successor’s) failure to increase (within 12 months of the Executive’s last increase in base salary) the Executive’s base salary after a Reorganization of the Bank in an amount which is not less than 50% of the average percentage increase in base salary for all officers of the Bank effected in the preceding twelve (12) months;

(c) within twenty-four (24) months after the effective date of a Reorganization of the Bank, (a) any failure by the Bank to continue in effect any plan or arrangement, including, without limitation, benefit and incentive plans, in which the Executive is participating immediately prior to such Reorganization (hereinafter referred to as “Plans”), unless such Plans have been replaced with similar benefits that are not materially less than the Executive’s benefits under such Plans, or (b) the taking of any action by the Bank which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any such Plan or in or under fringe benefits enjoyed by the Executive immediately prior to the time of such Reorganization of the Bank;

(d) any material breach by the Bank of any provisions of this Agreement or any other agreement with the Executive; or

(e) any failure by the Bank or its successors and assigns to obtain the assumption of this Agreement by any successor or assign of the Bank.

“Notice of Termination” shall mean a written notice which shall indicate those specific termination provisions in this Agreement upon which the Bank or the Executive, as the case may be, has relied for such termination and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

“Payment Determination Date” shall have the meaning set forth in Section 2(b).

“Reorganization” of the Bank shall mean the occurrence at any time of any of the following events:

(i)	The Bank is merged or consolidated with or reorganized into or with another bank or other entity, or another bank or other entity is merged or consolidated into the Bank;

(ii)	The Bank sells or transfers all, or substantially all of its business and/or assets to another bank or other entity; or

(iii)	The liquidation or dissolution of the Bank.

“Retirement” shall mean the planned and voluntary termination by the Executive of her employment on or after reaching the earliest retirement age permitted by the Bank’s qualified retirement plans.

2. Compensated Termination.

(a) Compensated Termination. If the Executive incurs a Compensated Termination while the Executive is employed by the Bank or within twenty-four (24) months after the effective date of a Reorganization of the Bank (whether the Executive is then employed by the Bank or a successor to the Bank as a result of such Reorganization), the Executive shall be entitled to the benefits provided in Section 4(a). For purposes of this Agreement, a “Compensated Termination” means termination of the Executive’s employment under either of the following circumstances:

(i)	By the Executive for Good Reason; or

(ii)	By the Bank, or by its successor in a Reorganization, without Cause at any time during the period (1) beginning with the earliest to occur of the following three dates, as applicable (A) twelve (12) months prior to the execution of a definitive agreement regarding a Reorganization, or (B) if a Reorganization has been mandated by federal statute, rule, regulation or directive, twelve (12) months prior to the effective date of such Reorganization, or (C) twelve (12) months prior to the adoption of a plan or proposal for the liquidation or dissolution of the Bank, and (2) ending twenty-four (24) months after the effective date of such Reorganization.

(b) Payment Determination Date. “Payment Determination Date,” for purposes of determining when a payment resulting from a Compensated Termination must be made pursuant to Section 4(a), shall mean the effective date of the termination of the Executive’s employment with the Bank if such termination is a “Compensated Termination.”

(c) Non-Compensated Termination. For the avoidance of doubt, none of the following events shall result in any payment to the Executive for a Compensated Termination under Section 4(a):

(i)	The termination of employment by the Executive without Good Reason;

(ii)	The termination of the Executive’s employment for Cause by the Bank or its successor in a Reorganization;

(iii)	The termination of the Executive’s employment Without Cause by the Bank or its successor in a Reorganization, (1) prior to the date which is the earliest to occur of the following three dates, as applicable: (A) twelve (12) months prior to the execution of a definitive agreement regarding a Reorganization of the Bank or (B) if a Reorganization has been mandated by federal statute, rule, regulation or directive, twelve (12) months prior to the effective date of such Reorganization or (C) twelve (12) months prior to the adoption of a plan or proposal for the liquidation or dissolution of the Bank, or (2) more than twenty-four (24) months after the effective date of a Reorganization;

(iv)	The termination of the Executive’s employment by the Bank or its successor in a Reorganization for Disability;

(v)	The death of the Executive; or

(vi)	The Retirement of the Executive.

3. Termination of Employment.

(a) Termination by the Bank. The Bank may terminate the employment of the Executive as follows:

(i)

For Cause upon the adoption of a resolution by the affirmative vote of not less than a majority of the entire membership of the Bank’s Board of Directors at a meeting of the Board (after reasonable notice to the Executive and an opportunity for the Executive, together with counsel, to be heard by the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth in the definition of “Cause” in Section 1 hereof and specifying the particulars thereof in detail. A vote of the Board is not required if the Executive is removed for cause by the Federal Housing Finance Board pursuant to 12 U.S.C. 1422b(a)(2);

(ii)	Without Cause;

(iii)	Upon the Disability of the Executive; and

(iv)	Upon the death of the Executive.

(b) Termination by Executive. The Executive may terminate her employment with the Bank as follows:

(i)	For Good Reason;

(ii)	Without Good Reason; or

(iii)	Upon the Executive’s Retirement, in which case the Executive shall be entitled to all benefits under any retirement plan of the Bank and other plans to which the Executive is a party.

(c) Preservation of Compensated Termination. The provisions of Sections 3(a) and 3(b) are included in this Agreement for clarification of the rights of termination of the employment relationship between the Bank and the Executive, but such provisions shall not prejudice the Executive’s right to receive payments or benefits required to be provided to the Executive if any such termination is a “Compensated Termination.”

(d) Notice of Termination.

(i)	Any termination by the Bank for Disability or Cause shall be communicated by a Notice of Termination; provided, however, that the failure by the Bank to give notice in such circumstances shall not constitute a Compensated Termination.

(ii)	Any termination of employment by the Executive for Good Reason will be a Compensated Termination only if the Executive gives Notice of Termination to the Bank therefore within ninety (90) days of the event or occurrence which constitutes “Good Reason,” provided, further, that, if the Executive gives such Notice of Termination to the Bank in a timely manner, the Executive shall not be deemed to have waived any of his rights hereunder in the event he remains in the employment of the Bank while he and the Bank engage in good faith discussions to resolve any event or occurrence which constitutes “Good Reason.” The Bank has a thirty (30) day period following receipt of notice during which it may remedy the condition and not be required to pay the amount.

(iii)	Any termination by the Bank without Cause or by the Executive without Good Reason shall be communicated to the other party in accordance with the general notice provisions of this Agreement.

4. Payment for Compensated Termination.

(a) In the event of a Compensated Termination, the Bank shall pay or provide the Executive the following:

(i)	an amount equal to 2.99 times the average of the three (3) preceding calendar years’ base salary, bonuses, and any other cash compensation (taxable or non-taxable) paid to the Executive during such years; plus

(ii)	an amount equal to 2.99 times the average of the Executive’s salary deferrals and employer matching contributions under the Bank’s Supplemental Executive Thrift Plan and the Financial Institutions Thrift Plan for the three (3) preceding calendar years; plus

(iii)	an amount equal to 2.99 times the average of the three (3) preceding calendar years’ taxable portion of the Executive’s automobile allowance provided by the Bank; plus

(iv)	an additional amount under the Bank’s non-qualified Supplemental Executive Retirement Plan (“SERP”), equal to the additional annual benefit under Section 3.1 of the SERP with the benefit under Section 3.1 being calculated as if:

(1)	the Executive is three (3) years older than her actual age;

(2)	the Executive had three (3) additional years of service at the same annual rate of compensation (as defined in the Regulations Governing the Comprehensive Retirement Program of the Financial Institutions Retirement Fund as from time to time amended, and as adopted by the Bank) in effect for the 12 month period ending on the December 31 date which immediately precedes the Compensated Termination (including any compensation deferred by the Executive);

(3)	the Executive maintained the same deferral election under the Federal Home Loan Bank of Indianapolis 2005 Supplemental Executive Thrift Plan as in effect on the date immediately preceding the Compensated Termination; and

(4)	the SERP continued in effect without change in accordance with its terms as in effect on the date immediately preceding the Compensated Termination.

The Bank shall distribute such amounts (except the amount provided under Section 4(a)(iv)) in a lump sum in cash within twenty (20) days of the Payment Determination Date. The amount provided under Section 4(a)(iv) above shall be distributed at the same time as the Executive’s benefit under the SERP is distributed.

(b) If the aggregate payments received or to be received by the Executive pursuant to this Agreement exceed the highest amount permissible without triggering payment of an excise tax under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, including without limitation, any successor excise tax, tax penalties or alternative federal tax which is not ordinary federal income tax (“Code”), the Executive will receive from the Bank an additional gross-up payment sufficient to provide him with the same after-tax benefits as he would have received had the excise tax under the Code not been imposed. This payment will be added to and paid at the same time as the payment under Section 4(a).

(c) Notwithstanding Section 4(a), if the Bank is not in compliance with any applicable regulatory capital or regulatory leverage requirement or if the payment would cause the Bank to fall below applicable regulatory requirements, such payment shall be deferred until such time as the Bank achieves compliance with its regulatory requirement.

(d) To the extent the Executive is eligible, she shall continue after a Compensated Termination to be covered by the Bank’s medical and dental insurance plans in effect immediately prior to the Compensated Termination, for thirty-six (36) months, subject to the Executive’s payment of the Employee’s portion of the cost of such coverage. In the event the Executive is ineligible under the terms of such plans to continue to be so covered or such plans shall have been modified, the Bank shall provide through other sources coverage which is substantially equivalent to the coverage provided immediately prior to the Compensated Termination, subject to the Executive’s payment of a comparable portion of the cost of such coverage as under the Bank’s medical and dental insurance plans. If during this time period the Executive should enter into employment providing for comparable medical and dental insurance coverage, his participation in the medical and dental plans provided by the Bank shall cease.

(e) The Bank shall reimburse the Executive for all reasonable legal, accounting, financial advisory and actuarial expenses incurred by the Executive: (i) before or at the time of the execution of this Agreement, or (ii) at the time any payments are made upon the occurrence of a Compensated Termination if the Executive submits to the Bank a valid claim substantiating the expense within 40 days of incurring the expense. Each reimbursement will be paid to the Executive within 15 days following the Bank’s receipt of a valid claim substantiating the expense.

(f) The Executive shall be responsible for the payment of all federal, state and local income taxes which may be due with respect to any payments made to the Executive pursuant to this Agreement, except for the ordinary federal and state income tax owed by the Executive due to the gross-up payment made to the Executive under Section 4(b) of this Agreement.

5. No Obligation to Seek Further Employment; No Effect on Other Contractual Rights.

(a) The Executive shall not be required to seek other employment, nor shall any payment made under this Agreement be reduced by any compensation received from other employment, except as set forth in the last sentence of Section 4(d).

(b) The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any Plan.

6. Successor to the Bank.

(a) This Agreement is binding upon the successors and assigns of the Bank. The Bank and its successors and assigns will require any successor or assign (whether direct or indirect, in a Reorganization, by operation of law, or otherwise) to all or substantially all of the business and/or assets of the Bank, to enter into a written agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place. In such event, the Bank agrees that it shall pay or shall cause such employer to pay any amounts owed to the Executive pursuant to Section 4 hereof.

As used in this Agreement, “Bank” shall mean the Bank as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. If at any time during the term of this Agreement the Executive is employed by any corporation a majority of the voting securities of which is then owned by the Bank, the term “Bank” shall include such employer. Whether or not another entity becomes the successor or assign of the Bank under this Agreement, the maximum amount which the Executive may receive from all sources under this Agreement in a Compensated Termination shall be the amounts set forth in Section 4 hereof.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, and legatees. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the beneficiary designated by notice in writing executed by the Executive and filed with the Bank, or failing such designation, to the Executive’s estate.

7. Late Payment of Benefits. Any payment made later than the time provided for in Section 4(a) of this Agreement for whatever reason, including, without limitation, the reasons set forth in Section 4(c), shall include interest at the Bank’s cost of funds plus five percent (5%), which shall begin to accrue on the tenth (10th) day following the Executive’s Payment Determination Date.

8. Employment Rights . This Agreement shall not confer upon the Executive any right to continue in the employ of the Bank and shall not in any way affect the right of the Bank to dismiss or otherwise terminate the Executive’s employment at any time and for any reason with or without cause. This Agreement is not intended (i) to be an employment agreement or (ii) to define all aspects of the employment relationship between the Bank and the Executive including, but not limited to applicable employment or benefit policies of the Bank. To the extent there is any conflict between the terms hereof and the terms of any employment or benefit policies of the Bank, the terms of this Agreement shall control. Any payments or benefits to which the Executive may be entitled under Section 4 hereof will not constitute wages for work performed by the Executive.

9. Tax Withholding. The Bank will withhold from any amounts payable to Executive under this Agreement to satisfy all applicable federal, state, local or other withholding taxes. All amounts payable under Section 4(a) are considered “wages” to be reported on Form W-2. The normal withholding rules for wages apply. The Bank will also withhold any excise taxes owed under Code Section 4999.

10. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, delivered by a nationally-recognized overnight courier service, or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Bank:

Federal Home Loan Bank of Indianapolis

8250 Woodfield Crossing Boulevard

Indianapolis, Indiana 46240

Attention: Chairman of the Board of Directors

With a copy to the President

If to the Executive:

_____________________

8250 Woodfield Crossing Boulevard

Indianapolis, Indiana 46240

or such other address as either party may have furnished to the other in writing in accordance herewith. Any notice shall be effective upon receipt.

11. Legal Fees and Expenses. The Bank shall pay all reasonable legal fees and expenses which the Executive may incur as a result of the Bank’s contesting the validity or enforceability of this Agreement or the calculation of amounts payable hereunder so long as the Executive is wholly or partially successful on the merits or the parties agree to a settlement of the dispute.

12. Term. This Agreement shall remain in effect during the employment of the Executive by the Bank, its successors or assigns, and shall survive termination of such employment until all payments and benefits, if any, under this Agreement have been paid or satisfied.

13. Arbitration.

(a) Disputes regarding this Agreement are subject to the Federal Home Loan Bank of Indianapolis Agreement to Arbitrate by and between the Bank and the Executive dated August 29, 2002 (“Arbitration Agreement”). No cancellation, replacement or modification to the arbitration procedures under the Arbitration Agreement shall be effective unless agreed to in writing by both the Bank and the Executive. In the event of any conflict between the provisions of this Agreement and the Arbitration Agreement, the provisions of this Agreement shall control.

(b) If within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the Termination, the parties shall promptly proceed to arbitration as provided in (a) above. Notwithstanding the pendency of any such dispute, the Bank shall continue to pay the Executive his base salary and provide such other compensation and benefits, all as in effect immediately prior to the Notice of Termination. If it is determined that the Executive is not entitled to any compensation under Section 4 of this Agreement, the Executive shall return all cash amounts to the Bank promptly following the date of resolution by arbitration, with interest thereon commencing as of the date of the resolution of the dispute by arbitration at the prime rate of interest as published by the Wall Street Journal from time to time. Any cash amounts paid to the Executive pending the resolution of the dispute by arbitration shall offset any amounts determined to be due to the Executive under Section 4.

14. Miscellaneous.

(a) No Modification. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the party or parties hereto to be bound.

(b) No Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c) Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana (excluding conflicts of laws principles), except to the extent such law is preempted by the laws of the United States.

(e) Headings. Section or paragraph headings contained herein are for convenience of reference only and are not to be considered a part of this Agreement.

(f) Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(h) Rescission of Prior Agreement. This Agreement shall rescind and be in full replacement of any prior “Key Employee Severance Agreement” entered into between the Executive and the Bank.

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written and is effective as of December 1, 2007.

THE EXECUTIVE:	FEDERAL HOME LOAN BANK OF INDIANAPOLIS:

_________________________________	By:
Chairman, Board of Directors

By:
Vice Chairman, Board of Directors